EXHIBIT 21

Subsidiaries


     Avcon Industries, Inc., a Kansas Corporation

     Butler National Services, Inc., a Florida Corporation, formerly Lauderdale Services, Inc.

     Butler National Corporation Consulting Engineers, Inc., a Kansas Corporation, formerly HSD, Inc.

     Butler National Service Corporation, a Delaware Corporation

     Butler National, Inc., a Nevada Corporation

     Butler Temporary Services, Inc., a Missouri Corporation

     Woodson Avionics, Inc., a Nebraska Corporation

     Cansas International Corporation, a Delaware Corporation

     R F, Inc., a Missouri Corporation

     Valu Foods, Inc., a Kansas Corporation